As filed with the Securities and Exchange Commission on October 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rural/Metro Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4119	86-0746929
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9221 East Via de Ventura Scottsdale, Arizona 85258

(480) 606-3886

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael S. Zarriello

Chief Financial Officer

Rural/Metro Corporation

9221 East Via de Ventura

Scottsdale, Arizona 85258

(480) 606-3886

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher E. Kevane, Esq. Rural/Metro Corporation 9221 East Via de Ventura Scottsdale, Arizona 85258 (480) 606-3221	Todd R. Chandler, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
12.75% Senior Discount Notes due 2016	$93,500,000	53.699%	$50,208,656	$5,910

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 28, 2005

PROSPECTUS

Offer to exchange all outstanding

$93,500,000 principal amount at maturity of

12.75% Senior Discount Notes due 2016

for

$93,500,000 principal amount at maturity of

12.75% Senior Discount Notes due 2016

registered under the Securities Act of 1933

We are offering to exchange our outstanding notes described above for the new, registered notes described above. In this prospectus we refer to the outstanding notes as the “old notes” and our new notes as the “registered notes,” and we refer to the old notes and the registered notes, together, as the “notes.” The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

•	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•	We will not receive any cash proceeds from the exchange offer.

None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities and receives registered notes for its own account in exchange for those old notes must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for that purpose. We have agreed that, for a period of one year after the time of expiration we will make this prospectus available to any broker-dealer for use in connection with any resales by that broker-dealer. See “Plan of Distribution.”

Consider carefully the “ Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2005

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this exchange offer that is not contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

i

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (which we refer to as the “Commission or the “SEC”), but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at:

U.S. Securities and Exchange Commission

Public Reference Room

100 F Street, NE

Room 1580

Washington, D.C. 20549

1-800-SEC-0330

Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference:

•	our annual report on Form 10-K, other than Item 8 and exhibits 32.1 and 32.2 thereto;

•	our current report on Form 8-K filed on October 28, 2005, which contains financial information that supersedes Item 8 of our Form 10-K for the fiscal year ended June 30, 2005;

•	our proxy statement relating to our 2005 annual meeting of stockholders; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed on July 8, 1993, including any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and all documents we furnish to the SEC to the extent they so specify, from the date of this prospectus until we cease to make this prospectus available, shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number:

Corporate Secretary

Rural/Metro Corporation

9221 East Via de Ventura

Scottsdale, Arizona 85258

(480) 606-3886

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement.

You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

PROSPECTUS SUMMARY

The following summary contains information about our business. You should read this entire prospectus carefully, including the information under “Risk Factors” and our consolidated financial statements and the accompanying notes incorporated by reference into this prospectus.

Founded in 1948, we are a leading provider of medical transportation services, which consist primarily of emergency and non-emergency medical transportation services. We believe we are the only multi-state provider of both medical transportation and fire protection services in the United States. We currently provide services to approximately 365 communities in 22 states, including many of the fastest-growing states in the nation such as Arizona, California, Florida, Georgia and New Mexico. As of June 30, 2005, we had approximately 100 exclusive contracts to provide 911 emergency medical transportation services and approximately 650 contracts to provide non-emergency medical transportation services. In addition, we provide non-emergency medical transportation services to a broad customer base, including a significant number of hospitals, nursing homes and specialized healthcare facilities on a non-contractual basis. We provided 1.2 million transports during our fiscal year ended June 30, 2005. Our objective is to provide our customers with high-quality care, efficient and reliable response times and cost-effective services. Our common stock is traded on the NASDAQ Capital Market under the symbol “RURL”.

We provide medical transportation services, which consist primarily of emergency and non-emergency medical transportation services. We provide these medical transportation services under contracts with governmental entities, hospitals, nursing homes and other healthcare facilities and organizations. Approximately half of our medical transports are initiated by 911 calls, with the remainder consisting of a variety of non-emergency medical transports, such as medical transports between hospitals, nursing homes and specialized healthcare facilities. We believe that providing a mix of emergency and non-emergency medical transportation services diversifies our revenue base and permits us to utilize our medical transportation vehicles and workforce more efficiently. We derive revenue from our medical transportation services through reimbursements we receive from private insurance companies and government-funded healthcare programs such as Medicare and Medicaid and, to a lesser extent, from fees paid to us directly by our individual patients and from government subsidies paid to us under our 911 contracts. During fiscal 2005, 88% of our net revenue was generated from our medical transportation and related services.

In addition to medical transportation services, we also provide private fire protection and related services, and offer such services on a subscription-fee basis to residential and commercial property owners in three states and under long-term contracts with fire districts, industrial sites and airports at 16 sites located in 11 states. Our fire protection services consist primarily of fire suppression, fire prevention and first responder medical care which represented 12% of our fiscal 2005 net revenue.

We expanded our business significantly from the late 1970s through the late 1990s through acquisitions and internal growth, incurring significant debt in the process. This growth, consisting primarily of mergers and acquisitions in the 1990s, provided us with significant market presence throughout the United States, as well as in parts of Latin America and Canada. To manage this growth and achieve productivity gains, we invested in the development of management and operating systems. We believe that our acquisitions have provided us a strong domestic platform of core operations with a substantial revenue base and a reputation for quality service.

During the last several years, we have implemented a number of operational initiatives designed to improve our financial performance. These initiatives have included discontinuing operations in approximately 35 markets that we determined did not fit with our long-term strategy and consolidating our billing, cash management, payroll, purchasing, account payable and insurance and risk operations and entering several select new markets.

We are a Delaware corporation. Our principal office is located at 9221 East Via de Ventura, Scottsdale, Arizona 85258, and our telephone number is 480-606-3886. Our website address is http://www.ruralmetro.com. No information on, or accessible through, our website is incorporated into this prospectus, and you should not consider it part of this prospectus.

Summary of the Terms of the Exchange Offer

On March 4, 2005, we issued $93.5 million aggregate principal amount at maturity of 12.75% senior discount notes due 2016 in a transaction exempt from registration under the Securities Act of 1933, as amended, or the “Securities Act.” We refer to the issuance of the old notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”

Unless you are a broker-dealer, assuming and you satisfy the conditions set forth below under “—Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Notes” for further information regarding the registered notes.

Registration Rights Agreement

Under the registration rights agreement, the issuer is obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires the issuer to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer

The issuer is offering to exchange $1,000 principal amount at maturity of its 12.75% senior discount notes due 2016, which have been registered under the Securities Act, for each $1,000 principal amount at maturity of its unregistered 12.75% senior discount notes due 2016 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

As of this date, there are $93.5 million aggregate principal amount at maturity of old notes outstanding.

The issuer will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes

Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:

•	you are not an “affiliate” of the issuer, as that term is defined in Rule 405 under the Securities Act.

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes are acquired by you in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes are acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.”

Time of Expiration

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We will not extend the exchange offer past                     , 2006.

Conditions to the Exchange Offer

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer- generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	you are not an affiliate of the issuer;

•	you are not a broker-dealer who acquired the old notes that you are sending to the issuer directly from the issuer;

•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes

If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts at maturity to your book-entry interests. See “Description of the Notes—Procedures for Tendering—Certificated Old Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “Description of the Notes—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

(1)	they are not immediately available;

(2)	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3)	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances described above under “Conditions to the Exchange Offer,” the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Summary of Terms of the Registered Notes

The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Rural/Metro Corporation.

Notes Offered	$93,500,000 aggregate principal amount at maturity (generating approximately $50.2 million in gross proceeds) of 12.75% Senior Discount Notes due 2016.

Maturity Date	March 15, 2016.

Accretion; Interest

The notes accrete at the rate of 12.75% per annum, compounded semiannually on March 15 and September 15 of each year to, but not including, March 15, 2010. From and after March 15, 2010, cash interest on the notes will accrue at the rate of 12.75% per annum, and is payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2010, until maturity.

Guarantees	None.

Original Issue Discount

The notes are being offered with original issue discount for U.S. federal income tax purposes because interest on the senior discount notes accretes to principal until, but not including March 15, 2010. Although cash interest will not be payable on the senior discount notes prior to March 15, 2010, original issue discount must be included as gross income for U.S federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See “Material United States Federal Income Tax Consequences.”

Ranking	The notes are Rural/Metro’s unsecured senior obligations and are:

•	effectively subordinated in right of payment to Rural/Metro’s secured indebtedness (including its guarantee under Rural/Metro Operating Company, LLC’s senior secured credit facility) to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all obligations of each of Rural/Metro’s existing and future subsidiaries (including indebtedness under the Rural/Metro Operating LLC’s and Rural /Metro (Delaware) Inc.’s $125,000,000 9.875% Senior Subordinated Notes due 2015 “senior subordinated notes”);

•	rank equally in right of payment to all Rural/Metro’s existing and future unsecured senior indebtedness; and

•	rank senior in right of payment to all Rural/Metro’s existing and future senior subordinated indebtedness and subordinated indebtedness.

As of June 30, 2005, Rural/Metro and its subsidiaries had approximately $307.0 million of indebtedness, of which approximately $254.7 million was indebtedness of subsidiaries and structurally senior to the notes, and approximately $128.0 million was secured and senior in right of payment.

Optional Redemption	On or after March 15, 2010, Rural/Metro may redeem the notes, in whole or in part at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

Prior to March 15, 2010, Rural/Metro may redeem all or part of the notes by paying a “make-whole” premium based on U.S. Treasury rates as specified in this prospectus under “Description of the Notes—Optional Redemption.”

Rural/Metro may redeem up to 35% of the aggregate principal amount of the notes on or prior to March 15, 2008 at a redemption price equal to 112.75% of the accreted value thereof plus accrued and unpaid interest with the proceeds of certain equity offerings, plus accrued and unpaid interest, if any, to the date of redemption. Rural/Metro may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding and the redemption occurs within 60 days of the date of the equity offering closing. See “Description of the Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require Rural/Metro to repurchase some or all of your notes at 101% of their accreted value, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, Rural/Metro’s ability and the ability of its restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on its capital stock or repurchase its capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to it;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes.”

Risk Factors

Investing in the notes involves substantial risk. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained or incorporated by reference in this prospectus, before making a decision on whether to participate in the exchange offer. The risks described below may not be the only ones we face.

Risks Related to the Exchange Offer

Because there is no public market for the registered notes, you may not be able to resell your registered notes.

The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there is a risk that:

•	a liquid trading market for the registered notes may not develop;

•	holders may not be able to sell their registered notes; or

•	the price at which the holders would be able to sell their registered notes may be lower than anticipated and lower than the principal amount or original purchase price.

If a trading market were to develop, the trading price of the registered notes will depend on many factors, including prevailing interest rates and the market for similar debentures.

We understand that the initial purchasers of the old notes presently intend to make a market in the registered notes. However, they are not obligated to do so, and any market-making activity with respect to the registered notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes, and any trading market that does develop may not be liquid.

In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes including electronic receipt through DTC, a properly completed and duly executed letter of transmittal or electronic acceptance of the terms and conditions of the exchange offer through DTC, and all other required documents. Therefore, if you wish to tender your old notes please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, either in physical or electronic form as set forth in this prospectus, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, either in physical or electronic form as set forth in this prospectus, we will not accept your old notes for exchange.

Risks Related to Our Business

We may fail to receive reimbursement from third-party payers.

We provide our medical transportation services on a fee-for-service basis and collect a substantial portion of our revenue from reimbursements from third-party payers, including government-funded healthcare programs such as Medicare and Medicaid and private insurance programs. We recognize revenue when we provide medical transportation services; however, the reimbursement process is complex and there can be lengthy delays before we receive payment. In addition, third-party payers may disallow, in whole or in part, requests for reimbursement based on assertions that certain amounts and services are not reimbursable or that additional supporting documentation is necessary. Retroactive adjustments made by third-party payers may change amounts realized from them. We received approximately 90 percent of our medical transportation fee collections from third-party payers during fiscal 2005 and 2004, including approximately 28 percent from Medicare, and approximately 14 percent from Medicaid for both fiscal years. To the extent our claims are not reimbursed or allowed it could have a material adverse effect on our financial condition, results of operations and cash flows.

We may not be able to successfully collect amounts billed directly to individual patients.

We are required to provide emergency medical transportation service regardless of the ability or willingness of the patient to pay. We face the risk of non-payment to the extent that uninsured individuals require emergency medical transportation service in service areas where an adequate subsidy is not provided by the related municipality or governing authority and the risk of increased rates of non-payment should the number of such uninsured individuals using our services increase in our service areas. Our failure to receive payments from a significant number of individual patients could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Claims against us could exceed our insurance coverage; we may not have coverage for certain claims.

We are subject to a significant number of accident, injury and patient care incident lawsuits as a result of the nature of our business and day-to-day operations. Some of these lawsuits may involve large claim amounts and substantial defense costs. In order to minimize the risk of our exposure, we maintain insurance coverage for workers’ compensation, general liability, automobile liability and professional liability claims. In certain limited instances we may not have coverage for certain claims. When we do have coverage, the coverage limits of our policies may not be adequate. Liabilities in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations or cash flows. Claims against us, regardless of their merit or outcome, also may have an adverse effect on our reputation and business.

Our claim reserves may prove inadequate.

Under our insurance programs, we are responsible for deductibles and self-insurance retentions in varying amounts. We have established reserves for losses and loss adjustment expenses under these policies based on our historical experience, industry data, judgments relating to the effect of future economic and social forces on the type of risk involved, circumstances surrounding individual claims and trends that may affect the number and nature of claims. Consequently, loss reserves are inherently uncertain and subject to a number of circumstances difficult to predict. For these reasons, we cannot assure you that our ultimate liability will not materially exceed our reserves at any point. If our reserves prove to be inadequate we will be required to increase our reserves with a corresponding charge to operations in the period in which the deficiency is identified and such charge could be material.

We may experience future increases in the cost of our insurance programs that could adversely affect our business, financial condition, results of operations or cash flows.

An increase in our claim experience may result in increases in our insurance premiums. If we experience increases in our premiums, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Two insurance companies with which we have previously done business are in liquidation proceedings and we may be required to cover a portion of claims covered by these insurers or lose deposits we have with them.

Two of our previous workers’ compensation and general liability programs insurers, Reliance Insurance Company (“Reliance”), from whom we purchased coverage for policy years 1992 through 2000, and Legion Insurance Company (“Legion”), from whom we purchased coverage in 2001 and 2002, are currently in liquidation proceedings in Pennsylvania. In the event that we incur workers’ compensation or general liability claims for the policy years covered by these insurers and they are not covered by the applicable insurer or state guaranty fund, we may be required to fund any losses related to such claims. As of June 30, 2005, we had $1.3 million of cash on deposit with Reliance and $2.2 million of cash on deposit with Mutual Indemnity, a Legion affiliate. The liquidation proceedings may result in the loss of all or part of the collateral and/or funds currently held by these insurers, and may result in restricted access to both insurance and reinsurance proceeds relating to our general liability program. A requirement to fund significant claims or the loss of some or all of the amounts on deposit could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Our revenues may decline if Medicare reduces the reimbursements it pays to us or changes its programs.

Our revenues may decline if Medicare reduces its reimbursement rates or otherwise changes its current Medicare fee schedule. We received approximately 28 percent of our medical transportation fee collections from Medicare during both fiscal 2005 and 2004. Any reductions in reimbursement rates or other changes to the Medicare fee schedule could result in a reduction in reimbursements we receive for our medical transportation services.

Some state and local governments regulate our rate structures and may limit our ability to increase our rates or maintain a satisfactory rate structure.

State or local government regulations or administrative policies regulate the rates we can charge in some states for medical transportation services. For example, the State of Arizona establishes the rates we may charge in the various communities we serve in that state. Medical transportation services revenue generated in Arizona accounted for approximately 24 percent and 22 percent of net revenue for fiscal 2005 and 2004, respectively. In some service areas in other states in which we are the exclusive provider of services, the municipality or fire district sets the rates for emergency medical transportation services pursuant to a master contract and establishes the rates for general medical transportation services that we are permitted to charge. In areas where we are regulated, there is no assurance that we will receive medical transportation service rate increases on a timely basis, or at all.

Due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are proposed. Some states have reduced the scope of Medicaid eligibility and coverage. For example, patients covered by Medicare are required to make a 20% co-payment for medical transports. In most states, Medicaid makes this co-payment on behalf of its insureds (this is called a “cross-over payment”). Indiana recently passed legislation eliminating crossover payments by Medicaid and prohibiting medical transportation providers from collecting the 20% co-payment from patients. Other states have proposed taking similar steps.

If we are not able to charge and collect satisfactory rates in one or more of the communities in which we operate it could have a material adverse effect on our revenues, results of operations or cash flows.

Our business is subject to laws, rules and regulations that can impose fines, penalties or other liabilities, revoke necessary licenses or otherwise cause material adverse effects.

Numerous laws, rules and regulations govern the medical transportation and fire fighting service business covering matters such as licensing, rates, employee certification, environmental matters and radio communications. Certificates of Need that certain states may employ to award market rights to geographic areas may change. Master contracts from governmental authorities are subject to risks of cancellation or unenforceability as a result of budgetary and other factors and may subject us to certain liabilities or restrictions.

Any failure to comply with all, or any changes in, applicable laws, rules and regulations could result in the revocation of contracts or licenses to conduct business in the relevant jurisdictions, fines or cause other material adverse effects. Federal and state laws also can require the owner or operator of real property to clean up historic contamination (or pay for that cleanup), without regard to fault.

Changes to existing programs also can create unanticipated risks.

Certain governmental actions could:

•	change existing laws, rules or regulations;

•	adopt new laws, rules or regulations that increase our cost of doing business;

•	lower reimbursement levels; or

•	otherwise adversely affect our business, financial condition, results of operations or cash flows.

Our business is subject to substantial regulation and, if we fail to comply with all applicable laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive regulation at both the federal and state levels. The laws that directly or indirectly affect our ability to operate our business include the following:

•	federal laws (including the Federal False Claims Act) that prohibit entities and individuals from knowingly or recklessly making claims to Medicare, Medicaid and other government programs, as well as third-party payers, that contain false or fraudulent information;

•	a provision of the Social Security Act, commonly referred to as the “anti-kickback statute,” that prohibits the knowing and willful offering, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration in return for the referral or recommendation of patients for items and services covered, in whole or in part, by federal healthcare programs, such as Medicare and Medicaid;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues which typically are not limited to relationships with federal payers;

•	provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	federal laws that impose civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs, and employing individuals who are excluded from participation in federally funded healthcare programs;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare and Medicaid programs and some other payers programs and some other payers;

•	provisions of HIPAA limiting how healthcare providers may use and disclose individually identifiable health information and the security measures taken in connection with that information and related systems, as well as similar state laws; and

•	federal and state laws governing medical transport services, including the licensing or certification of medical transportation service providers, training and certification of medical personnel, the scope of services that may be provided by medical personnel, staffing requirements, medical control, medical procedures, communications systems, vehicles and equipment.

If our operations are found to be in violation of any of the laws and regulations described above or the other laws and regulations which govern our activities, we may be subject to penalties, including civil and criminal penalties, exclusion from federal healthcare programs, damages, fines and the curtailment of our operations. Any material penalties, individually or in the aggregate, would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Healthcare laws and regulations may change significantly in the future. We monitor these developments and modify our operations from time to time where we perceive a need to do so in response to the regulatory changes. However, we cannot assure you that any new healthcare laws or regulations will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, or regulatory authorities will not result in a determination that could adversely affect our operations or that healthcare regulation will not change in a way that may have a material adverse effect on our business, financial condition, results of operations or cash flows.

HIPAA regulations could have a material adverse effect on our business either if we fail to comply with the regulations or as a result of the costs associated with compliance.

The privacy standards under HIPAA took effect April 14, 2001 and cover all individually identifiable health information used or disclosed by a healthcare provider. HIPAA establishes standards concerning the privacy, security and the electronic transmission of patients’ health information. Under the statute, there are civil penalties of up to $100 per violation (not to exceed $25,000 per calendar year for each type of violation) and criminal penalties for knowing violations of up to $250,000 per violation. The enforcing agency, the Office of Civil Rights (the “OCR”) of the Department of Health and Human Services, has announced a compliance-based and compliance improvement type of enforcement program. We believe there is not sufficient basis to understand OCR’s enforcement posture and the potential for fines which may result from OCR’s finding of a violation of the privacy regulations. The significant costs associated with compliance and the potential penalties as a result of our failure to comply with the rule could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

HIPAA also mandates compliance with the approved HIPAA format when we submit claims electronically. We are filing claims in the approved HIPAA format with all our Medicare plans. In addition, we await announcements from the commercial insurers regarding their compliance with the electronic claims submission requirements.

The final security rule, which became effective April 20, 2005, requires healthcare suppliers and other entities to set security standards for health information and to maintain reasonable and appropriate safeguards to ensure the integrity and confidentiality of this information. It also requires that we protect health information against unauthorized use or disclosure. We believe we have developed the appropriate policies and procedures to comply with the final security rule. Failure to do so could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

We could experience a material adverse effect on our business, financial condition, results of operations, or cash flows due to: (i) significant costs associated with continued compliance under HIPAA or related legislative enactments, (ii) potential fines from our noncompliance, (iii) adverse affects on our collection cycle arising from non-compliance or delayed HIPAA compliance by our payers, customers and other constituents or (iv) impacts to the healthcare industry as a whole that may directly or indirectly cause a material adverse affect on our business.

Providers and suppliers in the health care industry, such as us, are the subject of federal and state investigations related to billing and other matters.

Both federal and state government agencies have pursued civil and criminal enforcement efforts related to billing and other matters as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the Federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, whistleblower and false claims provisions.

From time to time, we receive requests and subpoenas for information from government agencies in connection with their regulatory and investigative authority, and are likely to be subject to such requests and subpoenas for information in the future. We review such requests and subpoenas and attempt to take appropriate action. We are also subject to requests and subpoenas for information in independent investigations. A determination by a regulatory or investigative authority in any of these investigations that we have violated the Federal False Claims Act or another civil or criminal statute could result in significant penalties or exclusion from federally-funded healthcare programs, which could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

We are the subject of certain lawsuits, which if determined adversely to us, could harm our business.

We are a party to, or otherwise involved in, lawsuits, claims, proceedings and other legal matters that have arisen in the ordinary course of conducting our business. We cannot predict with certainty the ultimate outcome of any of these lawsuits, claims, proceedings and other legal matters to which we are a party to, or otherwise involved in, due to, among other things, the inherent uncertainties of litigation, government investigations and proceedings and legal matters generally. An unfavorable outcome in any of the lawsuits pending against us, including those described above, could result in substantial potential liabilities and have a material adverse effect on our business, consolidated financial condition and results of operations, our liquidity, our operations, and/or our ability to comply with any debt covenants. Further, these proceedings, and our actions in response to these proceedings, could result in substantial potential liabilities, additional defense and other costs, increase our indemnification obligations, divert management’s attention, and/or adversely affect our ability to execute our business and financial strategies.

We are dependent on maintaining our business relationships.

We depend to a great extent on contracts with municipalities or fire districts to provide emergency medical transportation services. The services we provide in our ten largest contracts accounted for approximately 35 percent and 36 percent of net revenue for fiscal 2005 and 2004, respectively. Contracts or other agreements with municipalities, counties or fire districts may have certain budgetary approval constraints. Failure to allocate funds for a contract may adversely affect our ability to continue to perform services without suffering significant losses. In addition, most of our contracts are terminable by either party upon agreed notice periods or upon the occurrence of certain events of default. We may not be successful in retaining our existing contracts or in obtaining new contracts for emergency medical transportation or other services. The loss or cancellation of several of these contracts could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Areas in which we provide subscription fire protection services may be converted to tax-supported fire districts or annexed by municipalities.

We provide residential and commercial fire protection services on a subscription-fee basis to property owners in unincorporated areas who do not receive services through municipal fire departments, volunteer fire departments, or fire protection districts. If several of the areas in which we provide subscription services were to convert to tax-supported fire districts or be annexed by municipalities, the loss of those arrangements could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not accurately assess the costs of or revenues generated by new contracts, which could adversely affect our business, financial conditions, results of operations or cash flows.

Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services, as well as other factors such as expected transport volume, geographical issues affecting response time and the implementation of technology upgrades, in order to realize adequate profit margins or otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payers to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition, results of operations or cash flows. We face risks in attempting to terminate unfavorable contracts prior to their stated termination date because of the possibility of forfeiting performance bonds and the potential material adverse effect on our public relations, business, financial condition, results of operations or cash flows.

We are in a highly competitive industry. If we do not compete effectively, we could lose business or fail to grow.

The medical transportation service industry is highly competitive. We compete to provide our emergency medical transportation services with governmental entities, hospitals, local and volunteer private providers and private providers, including national and regional providers such as American Medical Response. In order to compete successfully, we must make continuing investments in our fleet, facilities, and operating systems. We believe that counties, fire districts and municipalities and health-care institutions consider the following factors in awarding a contract:

•	quality of medical care;

•	historical response time performance;

•	customer service;

•	financial stability;

•	personnel policies and practices;

•	managerial strength; and

•	cost.

Some of our current competitors and certain potential competitors may have access to greater capital and other resources than us. Counties, municipalities, fire districts, and healthcare organizations that currently contract for medical transportation services could choose to provide medical transportation services directly in the future. We are experiencing increased competition from fire departments in providing emergency medical transportation service. We cannot assure you that we will be able to successfully compete to provide our medical transportation services.

Municipal fire departments, tax-supported fire districts and volunteer fire departments represent the principal providers of fire protection services for residential and commercial properties. Private companies represent only a small portion of the total fire protection market and generally provide services where a tax-supported municipality or fire district has decided to contract for these services or has not assumed the financial responsibility for fire protection. In these situations, we provide services for a municipality or fire district on a contract basis or provide fire protection services directly to residences and businesses who subscribe for this service.

Private providers, such as Wackenhut Services, Inc., also provide fire protection services to airports and industrial sites. We cannot assure you that:

•	we will be able to continue to maintain current contracts or subscriptions or to obtain additional fire protection business on a contractual or subscription-fee basis;

•	fire districts or municipalities will not choose to provide fire protection services directly in the future; or

•	we will be able to successfully compete with private providers of fire protection services.

The departure of our key management could adversely affect our business, financial condition, results of operations or cash flows.

Our success depends upon our ability to recruit and retain key management personnel. We could experience difficulty in retaining our current key management personnel or in attracting and retaining necessary additional key management personnel. We have entered into employment agreements with some, but not all of our executive officers and certain other key management personnel. Failure to retain or replace our key management may have an adverse effect on our business, financial condition, results of operations or cash flows.

We may not be able to successfully recruit and retain healthcare professionals with the qualifications and attributes desired by us and our customers.

Our ability to recruit and retain healthcare professionals significantly affects our business. Medical personnel shortages in some of our market areas currently make the recruiting, training and retention of full-time and part-time personnel more difficult and costly. Our internal growth will require the addition of new personnel. Failure to retain or replace our medical personnel or to attract new personnel may have an adverse effect on our business, financial condition, results of operations or cash flows.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We currently have a significant amount of indebtedness. As of June 30, 2005, we had $307.0 million in indebtedness outstanding. The senior secured credit facility and the indentures governing the notes and the senior subordinated notes permits us, if we meet certain conditions, to incur and to guarantee additional indebtedness.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	require us to dedicate a substantial portion of our cash flows from operations to service payments on our indebtedness, thereby reducing funds available for other purposes;

•	increase our vulnerability to a downturn in general economic conditions or the industry in which we compete;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	place us at a competitive disadvantage to our competitors with less debt; and

•	limit our ability to plan for and react to changes in our business and the medical transportation and fire protection industry.

Notwithstanding our significant indebtedness, we may be able to incur significant additional indebtedness in the future. Our credit agreement provides for revolving loans of up to $20.0 million, none of which was drawn at June 30, 2005. In addition, although the indentures governing the notes and the senior subordinated notes, the senior secured credit facility and or other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, the related risks, including those described above, could intensify.

In addition, some of our indebtedness exposes us to changes in interest rates. As of June 30, 2005, we had approximately $128.0 million of floating rate indebtedness outstanding. If the applicable interest rate of such indebtedness fluctuated by 1%, our consolidated interest expense would fluctuate by approximately $1.3 million annually. Any increase in borrowings by us under the new senior secured credit facility or otherwise will expose us to additional interest rate risk.

We may not be able to generate sufficient cash to service all our indebtedness.

Our ability to pay our indebtedness depends on our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flows from operations and future financings may not be available to us in amounts sufficient to enable us to pay our indebtedness or fund other liquidity needs, or on terms otherwise acceptable to us. If we are unable to meet our targeted levels of operating cash flows, or in the event of a material unanticipated cash requirement (such as an adverse litigation outcome, reimbursement delays, significantly increased costs of insurance or other matters), we may have to renegotiate the terms of our debt or obtain additional financing, possibly, on less favorable terms than out current debt. If we are not able to renegotiate the terms of our debt or obtain additional financing, we could be forced to sell assets under unfavorable circumstances. The terms of the senior secured credit facility and the indentures governing the notes and the senior subordinated notes limits our ability to sell assets and restrict the use of proceeds from any asset sale.

The indentures governing the notes and the senior subordinated notes impose restrictions on us and that may adversely affect our ability to operate our business.

The indentures governing the notes and the senior subordinated notes contain covenants that restrict, among other things, the ability to:

•	incur additional debt:

•	pay dividends on or repurchase capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

In addition, the senior secured credit facility contains, and any future debt agreements that we may enter into will likely contain, financial covenants and other limitations that require us and our subsidiaries to meet certain financial tests, including an interest expense ratio, a total debt leverage ratio, and a fixed charge coverage ratio. Our ability to comply with these covenants may be affected by many events beyond our or our subsidiaries’ control, and our future operating results may not be sufficient to comply with the covenants, or in the event of a default under any of our or its debt agreements, to remedy such a covenant default.

Our or our subsidiaries’ failure to comply with any of our financial or other covenants in the notes or other debt agreements could result in an event of default. Upon the occurrence of an event of default under the senior secured credit facility, the indenture governing the senior subordinated notes, or any other credit facilities or agreements we may enter into, the lenders could elect to declare all amounts outstanding to be immediately due and payable, terminate all commitments to extend further credit and foreclose on any collateral granted to secure those obligations. If the lenders under any such credit facilities or other debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient assets to repay amounts outstanding under our credit facilities and our other indebtedness, including the notes.

We may not have access to the cash flows and other assets of our subsidiaries that may be needed to make payments on the notes.

We are a holding company that conducts no operations of our own. Our only asset is the capital stock of Rural/Metro LLC. Our ability to make payments on the notes is dependent on the earnings and distribution of funds from Rural/Metro LLC and its subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to it or us for payment on the notes and none of them are guarantors of the notes. The terms of the senior secured credit facility and the indenture governing the senior subordinated notes may limit Rural/Metro LLC’s ability to pay dividends or otherwise transfer assets to Rural/Metro, except for administrative, legal and accounting services.

We cannot assure you that the agreements governing the current and future indebtedness of Rural/Metro LLC and its subsidiaries will not limit Rural/Metro LLC’s and its subsidiaries’ ability to provide us with sufficient dividends, distributions or loans to fund cash interest payments when they begin or must be paid in 2010 or to repay the notes at maturity or upon a mandatory redemption.

In order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all our indebtedness, selling our equity securities or assets, or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can he no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes, or that any of such actions would be permitted by the terms of any other debt instruments of ours or our subsidiaries.

Rural/Metro is the sole obligor of the notes, and our subsidiaries will not guarantee our obligations under the notes or have any obligation with respect to the notes and as such, the notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The notes are structurally subordinated to all debt and liabilities (including trade payables) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our subsidiaries, you will participate with all other holders of our indebtedness in the assets remaining after our subsidiaries have paid all their debts and liabilities. In any of these cases, our subsidiaries may not have sufficient funds to make payments to us, and you may receive less, ratably, than the holders of debt of our subsidiaries and other liabilities. Accordingly, we cannot assure you that if our subsidiaries have their debt accelerated, we will be able to repay the indebtedness contemplated hereby. The indenture governing the notes contains a waiver by the trustee and holders of the notes of any rights to make a claim for substantive consolidation of Rural/Metro with any of its subsidiaries in any bankruptcy or similar proceeding. As of June 30, 2005, (i) on an unconsolidated basis, we had $52.3 million of senior indebtedness, consisting of the notes, but excluding our guarantee of borrowings under the senior secured credit facility and under the indenture for the senior subordinated notes and (ii) Rural/Metro LLC had $254.7 million of indebtedness, consisting of $128.0 million of borrowings under the senior secured credit facility, $125.0 million aggregate principal amount of the senior subordinated notes and $1.7 million of other debt. In addition, as of June 30, 2005, an additional $20.0 million was available for borrowing under the revolving credit portion of the senior secured credit facility and up to an additional $1.8 million of letters of credit was available for issuance under the prefunded letter of credit facility.

We may be unable to purchase the notes upon a change of control.

Upon a change of control, as defined in the indenture, you will have the right, as a holder of notes, to require us to repurchase all or a portion of your notes at a price equal to 101% of the accreted value, together with any accrued and unpaid interest to the date of repurchase. Any failure to make an offer to purchase, or to repay holders tendering notes, upon a change of control will result in an event of default under the notes. We may not have the financial resources to repurchase your notes, particularly if a change of control event triggers a similar repurchase requirement for other indebtedness, or results in the acceleration of other indebtedness. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Holders of the notes are required to pay U.S. federal income tax upon accrual of original issue discount on the notes even if Rural/Metro does not pay cash interest.

The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not be paid on the notes prior to September 15, 2010, original issue discount (that is, the excess of the stated redemption price at maturity over the issue price of the notes) accrued from the issue date of the notes. Consequently, purchasers of the notes generally were and will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable regardless of their regular method of accounting for U.S. federal income tax proposes. Such amounts will in the aggregate be equal to the difference between the stated redemption price at maturity (which includes stated interest on the notes) and the issue price of the notes. See “Material United States Federal Income Tax Consequences.”

Because the notes are applicable high yield discount obligations for U.S. federal income tax purposes, we will not be allowed a deduction for the amounts of original issue discount accrued on the notes until we pay such amounts in cash.

Because the notes had significant original issue discount and a yield to maturity equal to the applicable federal rate (“AFR”) in the month of issuance plus at least five percentage points, the notes are considered applicable high yield discount obligations for U.S. federal income tax purposes. As a result, we generally will not be allowed a deduction for the amounts of original issue discount accrued on the notes until we actually pay such amounts in cash. Moreover, because the yield to maturity of the notes exceeded the AFR in the month of issuance plus six percentage points (the “disqualified yield”), the deduction for the OID attributable to such disqualified yield will be permanently disallowed. The deferral and permanent disallowance of deductions may reduce the amount of cash available to us to meet our obligations under the notes. See “Material United States Federal Income Tax Consequences.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the documents we incorporate by reference that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “may,” “will,” “should,” “if,” “project” and similar expressions as they relate to us or our management. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. As described in this prospectus, such risks, uncertainties and other assumptions include, among others:

•	our failure to receive reimbursement by third-party payers and payment from individual patients;

•	material increases in the cost of insurance;

•	insufficient or no insurance coverage for certain claims;

•	inadequate claim reserves;

•	the financial distress of two of our previous insurers;

•	reductions in the reimbursements we receive from third-party payers;

•	state and local governmental rate structure regulation;

•	other governmental regulation, including regulation under the Health Insurance Portability and Accountability Act;

•	federal and state investigations under civil and criminal statues applicable to the healthcare industry;

•	the outcome of certain lawsuits and governmental investigations to which we are subject;

•	our dependence on certain business relationships;

•	the conversion of areas in which we provide subscription fire protection services to tax-supported fire districts;

•	the level of competition in our industry;

•	retaining and attracting key management personnel and healthcare professionals;

•	our level of indebtedness; and

•	other risks described in “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges of Rural/Metro Corporation and its subsidiaries for each of the five years in the period ended June 30, 2005.

	Years Ended June 30,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges(a)	1.11x	1.03x	*	*	*

(a)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before minority interests and equity in net earnings (losses) of affiliated companies, extraordinary items and cumulative effect of accounting changes plus fixed charges. Minority interests in majority-owned subsidiaries were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. A statement setting forth the computation of the unaudited consolidated ratios of earnings to fixed charges is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

*	Earnings were insufficient to cover fixed charges by $8.5 million, $7.6 million and $115.5 million for the fiscal years ended June 30, 2003, 2002 and 2001, respectively.

THE EXCHANGE OFFER

Purpose and Effect

The issuer issued the old notes on March 4, 2005, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, the issuer entered into an indenture and a registration rights agreement. The registration rights agreement requires that the issuer file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount at maturity of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. we will issue a principal amount at maturity of registered notes in exchange for the principal amount at maturity of old notes accepted in the exchange offer. You may tender some of or all your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

As of the date of this prospectus, $93.50 million aggregate principal amount at maturity of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from the issuer. If we do not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder as promptly after the time of expiration. For the conditions of the exchange offer see “—Conditions.”

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, the twenty-first business day after the offering, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer. We will not extend the exchange offer past                     , 2006.

We also reserve the right, in our sole discretion:

•	to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

We acknowledge and undertakes to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal; or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of its authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither us, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes; or

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

•	you are not an “affiliate” of the issuer, as defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the principal amount at maturity of old notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

If you are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration;

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to the time of expiration.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to the time of expiration.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount at maturity of old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount at maturity of old notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association., as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Services

213 Court Street, Suite 703

Middletown, CT 06457

Attention: Joseph P. O’Donnell

By Facsimile: (860) 704-6219

For more information or confirmation by telephone please call Wells Fargo Bank, National Association. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes.

Proceeds from borrowings under our senior secured facility and the proceeds from the March 2005 offerings of the senior subordinated notes and the initial issuance together with cash on hand, were used to finance the tender offer and consent solicitation relating to our then existing senior notes, to redeem our then existing senior notes not acquired in the tender offer, to repay amounts outstanding under our then existing revolving credit facility and to pay certain fees and expenses related to such refinancing transactions.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes incorporated by reference from our annual report on Form 10-K for the fiscal year ended June 30, 2005 and our current report on Form 8-K filed on October 28, 2005.

June 30, 2005
Rural/Metro Corporation
(dollars in millions)
Long Term Debt
Revolving credit facility (1)	—
Senior secured term loan	128.0
9.875% Senior subordinated notes	125.0
12.75% Senior discount notes	52.3
Other long-term debt	1.7

Total debt	307.0

Total stockholders’ deficit	(98.6)

Total capitalization	$208.4

(1)	Rural/Metro Operating Company, LLC’s senior secured credit facility consists of a six year $135.0 million term loan B facility, a five year $20.0 million revolving facility (none of which was drawn as of June 30, 2005) and a $35.0 million prefunded letter of credit facility, which under certain circumstances may be increased to $45.0 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Concurrent with the offering of the old notes, we entered into a senior secured credit facility, consisting of a six year $135.0 million Term Loan B facility, a five year $20.0 million revolving credit facility (none of which was drawn at the time of the offering of the old notes) and a six year $35.0 million prefunded letter of credit facility with Citicorp North America, Inc. as administrative agent (the “Agent Bank”), JP Morgan Chase Bank, N.A. as syndication agent and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Lead Bookrunners. We used the senior secured credit facility to repay and retire all amounts outstanding under our then existing senior credit facility. As of June 30, 2005, we had approximately $128.0 million outstanding under our senior secured credit facility. The following is a description of the general terms of the credit agreement (the “Credit Agreement”) governing the senior secured credit facility.

Indebtedness under the Credit Agreement is guaranteed by Rural/Metro and substantially all of Rural/Metro LLC’s current and future direct and indirect domestic subsidiaries (the “Guarantors”) and is secured by a lien on substantially all of the Guarantors’ current and future property, including all equity interests in Rural/Metro LLC and its domestic subsidiaries and 65% of the equity interests in any foreign subsidiaries.

The Term Loan B facility and each advance under the revolving credit facility bears interest at variable rates based on LIBOR plus 2.50%, in the case of the Term Loan B facility, and 3.25% in the case of revolving loans. The Term Loan B facility amortizes at a rate of 1% per year with the balance due at maturity. The Credit Agreement allows us to prepay loans at our option at any time without premium or penalty except breakage costs.

We are required to pay a fee equal to 0.50% per annum of the undrawn commitments under the revolving facility.

We are permitted to seek commitments for an additional $10.0 million of capacity under the prefunded letter of credit facility.

The revolving credit facility provides that up to $10.0 million of letters of credit may be issued thereunder. The separate prefunded letter of credit facility (the “L/C Facility”) is available to support and/or replace existing and future bonding and insurance deductible arrangements of Rural/Metro LLC and the other loan parties. On the closing date of the Credit Agreement, each of the lenders under the L/C Facility (the “L/C Lenders”) deposited cash in an amount equal to their commitments under the L/C Facility (the “Credit-Linked Deposits”) in an account held by the Agent Bank under its exclusive dominion and control (the “Credit-Linked Account”). Neither Rural/Metro nor any of its subsidiaries has the right, title or interest in or to the Credit-Linked Account and no L/C Facility lender will have the right to withdraw any funds in the Credit-Linked Account. If the issuing lender under the L/C Facility makes a payment under any letter of credit that is not reimbursed by Rural/Metro LLC within one business day, the Agent Bank will reimburse such lender for such payment with funds from the Credit-Linked Deposits. The Agent Bank invested the Credit-Linked Deposits so that they earn a return (the “Return on Deposits”) per annum equal to (i) LIBOR minus (ii) a fee (which shall initially be 15 basis points and shall thereafter be subject to adjustment by the Agent Bank based on market conditions, herein referred to as the “Cost Amount”). The Agent pays the Return on Deposits to the L/C Lenders monthly in arrears and upon any termination or reduction of the L/C Facility. Rural/Metro LLC paid the L/C Lenders a participation fee equal to 2.50% per annum of the aggregate amount of the L/C Facility plus the Cost Amount.

The Credit Agreement requires us and our subsidiaries to meet certain financial tests, including a minimum interest coverage ratio, a maximum total leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement also contains covenants which among other things limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances, capital expenditures, business activities limitations on Rural/Metro as a holding company and other matters customarily restricted in such agreements.

The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a change in control and judgment defaults.

DESCRIPTION OF THE NOTES

We issued the old notes and will issue the registered notes under an indenture (the “Discount Indenture”) dated as of March 4, 2005 by and among us and Wells Fargo Bank, National Association., as trustee (the “Note Trustee”). The following summary of the Discount Indenture does not include all of the information included in the Discount Indenture and may not include all of the information that you would consider important. The old notes and the registered notes will be identical in all material respects, except that the registered notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the old notes and the registered notes. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Discount Indenture, including the definitions of terms therein and those terms made a part of the Discount Indenture by reference to the TIA as in effect on the date of the Discount Indenture. We have filed copies of the Discount Indenture and the related registration rights agreement as exhibits to the registration statement of which this prospectus forms a part. The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.” References to “$” and “dollars” are to United States dollars.

The old notes were issued and the registered notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Note Trustee has acted and will continue to act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Note Trustee’s corporate trust office. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the notes at the Note Trustee’s corporate office. Interest may be paid at the Note Trustee’s corporate trust office, by check mailed to the registered address of the Holders or by wire transfer if instructions therefor are furnished by a Holder. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Discount Indenture.

Principal, Maturity and Interest

$93,500,000 aggregate principal amount at maturity (issued at a discount to generate approximately $50,208,565 in gross proceeds) of 12.75% Senior Discount Notes due 2016 was issued on the Issue Date in connection with the offering of the old notes (together with the offering of the Senior Subordinated Notes, the “Offerings”). The notes will mature on March 15, 2016. Additional notes may be issued under the Discount Indenture from time to time (the “Additional notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” Any Additional notes subsequently issued under the Discount Indenture will be treated as a single class with the notes issued in the Offerings for all purposes under the Discount Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the notes will accrue at the rate of 12.75% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the Issue Date and March 15, 2010, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the notes on March 15, 2010 (the “Full Accretion Date”). Beginning on the Full Accretion Date, interest on the notes will accrue at the rate of 12.75% per annum and will be payable semiannually in arrears in cash on each March 15 and September 15 of each year to the persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from and including the date of issuance. Interest is computed on the basis of a 360 day year comprised of twelve 30 day months.

No cash interest will accrue on the notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See “Material United States Federal Income Tax Considerations” for a discussion regarding the taxation of such original issue discount.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Holding Company Structure

We are a holding company and does not have any material assets or operations other than ownership of the membership interests of Rural/Metro Operating Company, LLC. All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including the lenders under the Credit Agreement, holders of the Senior Subordinated Notes, trade creditors and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including the holders of the notes. The notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. As of June 30, 2005, Rural/Metro, on a standalone basis, without giving effect to any guarantees, had Indebtedness of approximately $52.3 million outstanding and its subsidiaries had Indebtedness and other liabilities of approximately $254.7 million outstanding, including, in the latter case $128.0 million of borrowings outstanding under the Credit Agreement and $125.0 million under the Senior Subordinated Notes. In addition, an additional $20.0 million was available for borrowing under the Credit Agreement and up to an additional $35.0 million of letters of credit was issued or available for issuance under the Credit Agreement. Although the Discount Indenture limits the incurrence of Indebtedness and the issuance of Preferred Stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors—Rural/Metro is the sole obligor of the notes, and its subsidiaries do not guarantee Rural/Metro’s obligations under the notes or have any obligation with respect to the notes and as such, the senior notes are structurally subordinated to the debt and liabilities of Rural/Metro’s subsidiaries”.

Optional Redemption

The notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after March 15, 2010 at the following redemption prices (expressed as percentages of the principal amount at maturity thereof) if redeemed during the twelve-month period commencing on March 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2010	106.375%
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

In addition, prior to March 15, 2010, we may redeem the notes at our option, in whole or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the Accreted Value of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

As used in the preceding paragraph, “Applicable Premium” means, with respect to any note on any applicable redemption date, the excess of:

(x) the present value at such redemption date of (1) the redemption price such notes at March 15, 2010 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the notes through March 15, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(y) the then Accreted Value of the notes being redeemed.

“Treasury Rate” means, as of the redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2010; provided, however, that if the period from the redemption date to March 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notwithstanding the foregoing, at any time, or from time to time, on or prior to March 15, 2008, we may, at our option, use all or any portion of the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount at maturity of the notes issued at a redemption price equal to 112.75% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount at maturity of notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, we shall consummate such redemption not more than 90 days after the consummation of any such Equity Offering.

As used in the preceding paragraph, “Equity Offering” means a sale of common equity capital of Rural/Metro.

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Note Trustee shall deem fair and appropriate; provided that:

•	no notes of a principal amount at maturity of $1,000 or less shall be redeemed in part; and

•	if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Note Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notices of redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of or a satisfaction and discharge of the Discount Indenture. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, Accreted Value will cease to increase or interest will cease to accrue, as the case may be, on notes or portions thereof called for redemption as long as Rural/Metro has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Discount Indenture.

Repurchase at the Option of Holders

Change of Control

The Discount Indenture provides that, upon the occurrence of a Change of Control, each Holder will have the right to require that Rural/Metro purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control occurs, Rural/Metro must send, by first class mail, a notice to each Holder, with a copy to the Note Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, Rural/Metro will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Note Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount at maturity of notes or portions of notes being purchased by Rural/Metro.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the Note Trustee will promptly authenticate and mail to each Holder a new note in a principal amount at maturity equal to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

The Credit Agreement restricts us from purchasing any notes and provides that some change of control events with respect to us will constitute a default thereunder. The Senior Subordinated Indenture also restricts the amount of funds that can be paid to Rural/Metro by its subsidiaries for purposes of repurchasing notes in the Change of Control Offer. In addition, any future credit agreements or other agreements relating to Indebtedness to which Rural/Metro or its subsidiaries become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Rural/Metro is prohibited from purchasing notes, Rural/Metro could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If Rural/Metro does not obtain a consent or repay the borrowings, Rural/Metro will remain prohibited from purchasing notes. In that case, Rural/Metro’s failure to purchase tendered notes would constitute an Event of Default under the Discount Indenture which would, in turn, constitute a default under the new Credit Agreement.

If a Change of Control Offer is required to be made, there can be no assurance that Rural/Metro will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, a Change of Control under the Discount Indenture would also constitute a change of control under the Senior Subordinated Indenture and require Rural/Metro LLC to purchase any outstanding Senior Subordinated Notes tendered in connection with the required change of control offer. In the event Rural/Metro is required to purchase outstanding notes pursuant to a Change of Control Offer, Rural/Metro expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Rural/Metro would be able to obtain such financing.

Rural/Metro’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Rural/Metro and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

Neither the Board of Directors of Rural/Metro nor the Note Trustee may waive the covenant relating to a Holder’s right to require the purchase of notes upon a Change of Control. Restrictions in the Discount Indenture

described herein on the ability of Rural/Metro and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Rural/Metro, whether favored or opposed by the management of Rural/Metro. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that Rural/Metro or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Rural/Metro or any of its Subsidiaries by the management of Rural/Metro. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Discount Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Rural/Metro will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Discount Indenture, Rural/Metro shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Discount Indenture by virtue thereof.

Asset Sales

Rural/Metro will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Rural/Metro or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by Rural/Metro or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Rural/Metro’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto), of Rural/Metro or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes (excluding Rural/Metro’s guarantee of the Senior Subordinated Notes)) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (2); and

(b) any securities, notes or other obligations received by Rural/Metro or any such Restricted Subsidiary from such transferee that are converted by Rural/Metro or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale shall be deemed to be cash for purposes of this clause (2); and

(3) upon the consummation of an Asset Sale, Rural/Metro shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days after receipt thereof either to:

(A) repay Indebtedness outstanding under (i) the Credit Agreement or another Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto and (ii) the Senior Subordinated Notes and other Indebtedness of Rural/Metro’s Restricted Subsidiaries,

(B) acquire Replacement Assets, or

(C) a combination of repayment and acquisition permitted by the foregoing clauses (3)(A) and (3)(B).

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of Rural/Metro or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by Rural/Metro to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of such Pari Passu Debt) on a pro rata basis, that Accreted Value of the notes (and principal amount of Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value as of the Net Proceeds Offer Payment Date of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase (and in the case of Pari Passu Debt, the redemption price for such Pari Passu Debt set forth in the related documentation governing such Indebtedness, plus accrued and unpaid interest, if any, thereon to the date of purchase); provided, however, that if at any time any non-cash consideration received by Rural/Metro or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Rural/Metro may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting front one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). Pending the final application of any Net Cash Proceeds, Rural/Metro or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Discount Indenture. The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $10.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

In the event of the transfer of substantially all (but not all) of the property and assets of Rural/Metro and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of Rural/Metro and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of Rural/Metro or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Note Trustee, and shall comply with the procedures set forth in the Discount Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. If any proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to a Net Proceeds Offer, Rural/Metro may use such remaining proceeds for any purpose not otherwise prohibited by the Discount Indenture. To the extent Holders properly tender notes and holders of Pari Passu Debt properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Debt will be purchased on a pro rata basis based on aggregate amounts of notes and Pari Passu Debt tendered. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Upon completion of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

Rural/Metro will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Discount Indenture, Rural/Metro shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Discount Indenture by virtue thereof.

The Credit Agreement restricts us from purchasing any notes and provides that some Asset Sale events with respect to us will constitute a default thereunder. The Senior Subordinated Indenture also restricts the amount of funds that can be paid to Rural/Metro by its subsidiaries for purposes of repurchasing notes in the Net Proceeds Offer. In addition, any future credit agreements or other agreements relating to unsubordinated Indebtedness to which Rural/Metro becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Rural/Metro is prohibited from purchasing notes, Rural/Metro could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If Rural/Metro LLC does not obtain a consent or repay the borrowings. we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the Discount Indenture which would, in turn, constitute a default under the Credit Agreement.

Certain Covenants

The Discount Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock. Rural/Metro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and Rural/Metro will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, (i) that Rural/Metro and its Restricted Subsidiaries (other than Rural/Metro LLC and its Restricted Subsidiaries) may incur Indebtedness (including, without limitation, Acquired Indebtedness) if the Consolidated Fixed Charge Coverage Ratio for Rural/Metro’s most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would be at least 2.0 to 1.0 and (ii) Rural/Metro LLC and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue Preferred Stock if on the date of the incurrence of such Indebtedness or the issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of Rural/Metro LLC would be at least 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance any of the following items of Preferred Stock, as applicable (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the notes issued in the Offerings in an aggregate principal amount at maturity not to exceed $93.5 million (and any senior notes issued in exchange therefor);

(2) Indebtedness of Rural/Metro and its Restricted Subsidiaries incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $200.0 million less the amount of any such Indebtedness permanently retired with the Net Cash Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(3) other Indebtedness of Rural/Metro and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, Indebtedness under the Senior Subordinated Notes issued in the Offerings and guarantees thereof (and any senior subordinated notes issued in exchange therefore and guarantees thereof)) after giving effect to the application of the proceeds of the Offerings, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon (“Existing Indebtedness”);

(4) Interest Swap Obligations of Rural/Metro or any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary, as the case may be; provided, however, that such Interest Swap Obligations are entered into to protect Rural/Metro or such Restricted Subsidiaries from fluctuations in interest rates on

Indebtedness incurred in accordance with this covenant; provided further, however, that the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates;

(5) Indebtedness of a Restricted Subsidiary to Rural/Metro or another Restricted Subsidiary for so long as such Indebtedness is held by Rural/Metro or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than Rural/Metro or a Restricted Subsidiary; provided that if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, Rural/Metro or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not constituting Permitted Indebtedness;

(6) (A) Purchase Money Indebtedness, (B) Capital Lease Obligations, and (C) Indebtedness incurred in connection with an Asset Acquisition (including Acquired Indebtedness), in each case incurred by any Restricted Subsidiary, in an aggregate principal amount outstanding at any time not to exceed $15.0 million;

(7) Indebtedness constituting an agreement or commitment to pay a dividend that has been declared or otherwise to make a payment or distribution as described in clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business: provided, however, that such Indebtedness is extinguished within two (2) Business Days after incurrence;

(9) Indebtedness of Rural/Metro or any of its Restricted Subsidiaries in respect of performance bonds, notary bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and, in each of the foregoing cases, letters of credit in respect thereof) in the ordinary course of business;

(10) Refinancing Indebtedness;

(11) guarantees of Indebtedness permitted under the Discount Indenture;

(12) customary earn-out and similar obligations incurred in connection with agreements to acquire assets or properties; and

(13) additional Indebtedness of Rural/Metro and the Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant:

(1) in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Indebtedness or Preferred Stock described in clauses (1) through (13) of the second paragraph of this covenant, or is entitled to be incurred pursuant to the first paragraph of this covenant, Rural/Metro shall, in its sole discretion, classify such item of Indebtedness and may, in its sole discretion, subject to clause (2) below, divide and classify such item of Indebtedness or Preferred Stock into more than one of such categories on the date of its incurrence, or later classify, reclassify or divide all or a portion of such item of Indebtedness or Preferred Stock, in any manner that complies with this covenant;

(2) Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred pursuant to clause (2) of the second paragraph of this covenant and Rural/Metro will not be permitted to reclassify any portion of such Indebtedness thereafter; and

(3) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock for purposes of this covenant.

Limitation on Restricted Payments. Rural/Metro will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than (i) dividends or distributions payable in Qualified Capital Stock of Rural/Metro and (ii) in the case of Restricted Subsidiaries, dividends or distributions to Rural/Metro or any other Restricted Subsidiary and pro rata dividends or distributions payable to the other holders of the same class of Capital Stock of such Restricted Subsidiary) on or in respect of shares of its Capital Stock to holders of such Capital Stock;

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Rural/Metro;

(c) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Rural/Metro that is subordinate or junior in right of payment to the notes (other than the Senior Subordinated Notes); or

(d) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto;

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) (A) with respect to a Restricted Payment by Rural/Metro or any of its Restricted Subsidiaries (other than Rural/Metro LLC or any of its Restricted Subsidiaries), Rural/Metro is not able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” or (B) with respect to a Restricted Payment by Rural/Metro LLC or any of its Restricted Subsidiaries, it is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Rural/Metro earned during the period beginning on the first day of the first full fiscal quarter following the Issue Date and ending on the last date of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net proceeds received by Rural/Metro from any Person (other than a Subsidiary of Rural/Metro) subsequent to the Issue Date and on or prior to the Reference Date from the issuance and sale of Qualified Capital Stock of Rural/Metro’s or as a contribution to the equity capital of Rural/Metro by any holder of Rural/Metro’s Capital Stock; plus

(y) without duplication of any amounts included in clause (3)(x) above, 100% of the net proceeds received by Rural/Metro from any Person (other than a Subsidiary of Rural/Metro) subsequent to the Issue Date and on or prior to the Reference Date from the issuance and sale of debt securities or Disqualified Capital Stock of Rural/Metro that has been converted into Qualified Capital Stock of Rural/Metro; plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments (to the extent not included in Consolidated Net Income);

(2) the net cash proceeds received by Rural/Metro or any of the Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Rural/Metro) (to the extent not included in Consolidated Net Income); and

(3) upon Revocation of the status of an Unrestricted Subsidiary as an Unrestricted Subsidiary, the Fair Market Value of Rural/Metro’s and the Restricted Subsidiaries’ Investment in such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of Rural/Metro, either (i) solely in exchange for shares of Qualified Capital Stock of Rural/Metro or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Rural/Metro) of shares of Qualified Capital Stock of Rural/Metro;

(3) the acquisition of any Indebtedness of Rural/Metro that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of Qualified Capital Stock of Rural/Metro, or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Rural/Metro) of (a) shares of Qualified Capital Stock of Rural/Metro or (b) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, payments to redeem Capital Stock of Rural/Metro from employees of Rural/Metro or any of its Subsidiaries or their authorized representatives, upon the death, disability or termination of employment of such employees in an aggregate amount for all such redemptions and repurchases pursuant to this clause (4) not to exceed $1.0 million in any calendar year; provided that amounts not utilized in any calendar year may be carried forward to be utilized in a subsequent calendar year;

(5) for repurchases of Capital Stock of Rural/Metro which are deemed to occur upon the cashless exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(6) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness subordinate in right of payment pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; and

(7) other Restricted Payments pursuant to this clause (7) not to exceed $5.0 million in the aggregate from and after the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4) and (6) shall be included in such calculation.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Rural/Metro will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances or to pay any Indebtedness or other obligation owed to Rural/Metro or any other Restricted Subsidiary; or

(c) transfer any of its property or assets to Rural/Metro or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reasons of:

(1) the Credit Agreement, the Senior Subordinated Indenture and the Senior Subordinated Notes and the guarantees thereof (and any senior subordinated notes issued in exchange therefore and guarantees thereof) and any other agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that the encumbrances and restrictions contained in any such amendments, restatements, renewals, replacements or refinancings are not, taken as a whole, materially more restrictive than the encumbrances or restrictions contained in such agreements on the Issue Date;

(2) the Discount Indenture, the notes or in any indenture relating to Pari Passu Debt entered into after the Issue Date and incurred in compliance with the terms of the Discount Indenture; provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the Discount Indenture;

(3) restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business;

(4) customary provisions in joint venture agreements and other similar agreements;

(5) restrictions on the transfer of certificates of necessity or other similar authorizations required by Rural/Metro and its Restricted Subsidiaries to provide emergency medical transportation services, to the extent contained in such documents or otherwise required by the granting authority or jurisdiction;

(6) applicable law, rule, regulation or order;

(7) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(8) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(9) Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred pursuant to clause (6) of the second paragraph under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” that impose limitations of the nature described in clause (c) of the first paragraph of this covenant;

(10) customary restrictions on the transfer of any property or assets arising under a security or other agreement governing a Lien not prohibited under the Discount Indenture;

(11) any agreement governing Refinancing Indebtedness; provided, however, that the encumbrances or restrictions contained in any such Refinancing Indebtedness are not, taken as a whole, materially more restrictive than the provisions relating to such encumbrances or restrictions contained in the Indebtedness being refinanced; and

(12) any restriction existing under any agreement entered into with respect to the sale or disposition of all or substantially all of the Capital Stock or of assets of a Subsidiary provided that the sale or disposition in governed by the described in the covenant described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”.

Limitation on Liens. Rural/Metro will not, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens securing borrowed money against or upon any property or assets of Rural/Metro, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless:

(1) in the case of Liens securing borrowed money that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in the case of Liens securing borrowed money that is equal in right of payment to the notes, the notes are equally and ratably secured, except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date after giving effect to the application of the proceeds of the Offerings;

(B) Liens securing the notes;

(C) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under the Discount Indenture; provided, however, that such Liens do not extend to or cover any property or assets of Rural/Metro not securing the Indebtedness so Refinanced; and

(D) Permitted Liens.

Merger, Consolidation and Sale of Assets. Rural/Metro will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Rural/Metro’s assets (determined on a consolidated basis for Rural/Metro and the Restricted Subsidiaries) to any Person unless:

either

(1) Rural/Metro shall be the surviving or continuing corporation or

(A) the Person (if other than Rural/Metro) formed by such consolidation or into which Rural/Metro is merged or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Note Trustee), executed and delivered to the Note Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Discount Indenture and the Registration Rights Agreement on the part of Rural/Metro to be performed or observed;

(2) except in the case of a consolidation or merger of Rural/Metro with or into, or a disposition to, a Restricted Subsidiary, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Rural/Metro or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) Rural/Metro or the Surviving Entity, as the case may be, shall have delivered to the Note Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Discount Indenture and that all conditions precedent in the Discount Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of Rural/Metro, shall be deemed to be the transfer of all or substantially all of the properties and assets of Rural/Metro.

The Discount Indenture provides that upon any consolidation, combination or mercer or any transfer of all or substantially all of the assets of Rural/Metro in accordance with the foregoing in which Rural/Metro is not the continuing corporation, the successor Person formed by such consolidation or into which Rural/Metro is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Rural/Metro under the Discount Indenture and the notes with the same effect as if such surviving entity had been named as such.

Limitation on Transactions with Affiliates. (a) Rural/Metro will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(x) Affiliate Transactions permitted under paragraph (b) below; or

(y) Affiliate Transactions on terms that are not less favorable than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Rural/Metro or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are related, similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $1.0 million shall be approved by a majority of the disinterested members of the Board of Directors of Rural/Metro, such approval to be evidenced by a Board Resolution stating that such disinterested members of the Board of Directors have determined that such transaction complies with the foregoing provisions. If Rural/Metro or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions which are related, similar or part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million or as to which there are no disinterested members of the Board of Directors of Rural/Metro shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions Rural/Metro or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Note Trustee.

(b) The restrictions set forth in clause (a) shall not apply to:

(1) fees and compensation paid to, and benefits (including stock options and awards) and indemnity provided on behalf of, officers, directors, employees or consultants of Rural/Metro or any Restricted Subsidiary as determined in good faith by Rural/Metro’s Board of Directors or senior management;

(2) transactions exclusively between or among Rural/Metro and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Discount Indenture;

(3) transactions between or among Rural/Metro or any Restricted Subsidiary and Permitted Joint Ventures, to the extent such transactions are on terms that are not less favorable to Rural/Metro or any Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s length basis from a person that is not an Affiliate of Rural/Metro or such Restricted Subsidiary;

(4) any agreement as in effect as of the Issue Date and disclosed in this prospectus or any amendment or replacement agreement thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

(5) Restricted Payments or Permitted Investments permitted by the Discount Indenture.

Limitation on Designations of Unrestricted Subsidiaries. After the Issue Date, Rural/Metro may designate any Subsidiary of Rural/Metro (other than a Subsidiary of Rural/Metro which owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under the Discount Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) Rural/Metro would be permitted under the Discount Indenture to make a Restricted Payment pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments” at the time of Designation (assuming the effectiveness of such Designation) in an amount equal to the Fair Market Value of Rural/Metro’s and the Restricted Subsidiaries’ Investment in such Subsidiary on such date.

The Discount Indenture further provides that Rural/Metro shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

(x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness);

(y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or the definition of Permitted Investments.

The Discount Indenture further provides that Rural/Metro may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Discount Indenture.

All Designations and Revocations must be evidenced by a Board Resolution of Rural/Metro delivered to the Note Trustee, together with an officers’ certificate certifying compliance with the foregoing provisions.

Conduct of Business. Rural/Metro and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related or ancillary to the businesses in which Rural/Metro and its Restricted Subsidiaries are engaged on the Issue Date, including but not limited to any other emergency services businesses (a “Permitted Business”).

Payments for Consent. Rural/Metro will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Discount Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. The Discount Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Rural/Metro will furnish to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Rural/Metro were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Rural/Metro and their consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Rural/Metro and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Rural/Metro, if any) and, with respect to the annual information only, a report thereon by Rural/Metro’s certified independent accounts, in each case within the time periods in which such report would be required to be filed as specified in the Commission’s rules and regulations; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Rural/Metro were required to file such reports, in each case within the time periods in which such report would be required to be filed as specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, Rural/Metro will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

In addition, Rural/Metro has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the Discount Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Discount Indenture);

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment is prohibited by the subordination provisions of the Discount Indenture);

(3) a default in the observance or performance of any other covenant or agreement contained in the Discount Indenture which default continues for a period of 60 days after Rural/Metro receives written notice specifying the default from the Note Trustee m the Holders of at least 25% of the outstanding principal amount of the notes (except that a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets” will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Rural/Metro or of any Restricted Subsidiary (or the payment of which is guaranteed by Rural/Metro or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal at final maturity of such Indebtedness after any applicable grace period (and any extensions thereof) provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such

Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a payment default or the maturity of which has been so accelerated, aggregates $5.0 million;

(5) one or more judgments in an aggregate amount in excess of $5.0 million (net of amounts covered by insurance) shall have been rendered against Rural/Metro or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid, unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and nonappealable; or

(6) certain events of bankruptcy affecting Rural/Metro or any of its Significant Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Rural/Metro) shall occur and be continuing, the Note Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the Accreted Value of, premium, if any, and accrued interest on all the notes to be due and payable immediately by notice in writing to Rural/Metro (and if given by the Holders, the Note Trustee) specifying the respective Events of Default and that it is a “notice of acceleration.” Upon such notice of acceleration, the Accreted Value of and accrued and unpaid interest, if any, on the outstanding notes shall become due and payable. If an Event of Default specified in clause (6) above with respect to Rural/Metro occurs and is continuing with respect to Rural/Metro, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Discount Trustee or any Holder.

In the event of an acceleration declaration of the notes because an Event of Default described in clause (4) has occurred and is continuing, the acceleration declaration shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by Rural/Metro or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the acceleration declaration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The Discount Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if Rural/Metro has paid the Note Trustee its reasonable compensation and reimbursed the Note Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Note Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Discount Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

Holders of the notes may not enforce the Discount Indenture or the notes except as provided in the Discount Indenture and under the TIA. Subject to the provisions of the Discount Indenture relating to the duties of the Note Trustee, the Note Trustee is under no obligation to exercise any of its rights, or powers under the Discount Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Note Trustee reasonable indemnity. Subject to all provisions of the Discount Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee or exercising any trust or power confined on the Note Trustee.

Under the Discount Indenture, Rural/Metro is required to provide an officers’ certificate to the Note Trustee promptly upon Rural/Metro obtaining knowledge of any Default or Event of Default (provided that Rural/Metro shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Rural/Metro or any direct or indirect parent entity (other than Rural/Metro in respect of its guarantee of the notes), as such, will have any liability for any obligations of Rural/Metro under the notes, the Discount Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Waiver of Substantive Consolidation Claims

The Note Trustee and each Holder and beneficial owner of notes, by accepting a note, agree that, in any proceeding under the U.S. Bankruptcy Code or any proceeding under any similar law, they will not, directly or indirectly, request, join in or support any request, or provide any assistance or encouragement or solicit any other person to make any request, for substantive consolidation of Rural/Metro with any one or more of its Subsidiaries or for a determination that piercing the corporate veil, alter ego or any similar theory is applicable to Rural/Metro and one or more of its Subsidiaries and waive any and all rights they may have to do so. In the event that Rural/Metro is substantively consolidated with any or more of its Subsidiaries, the Note Trustee and each Holder and beneficial owner agree that it will not benefit from such substantive consolidation and will be treated as if the substantive consolidation did not occur (and any such benefit that would have accrued to the Holders shall be turned over to the creditors of the Subsidiary or Subsidiaries that are so substantively consolidated) The Note Trustee and each Holder and beneficial owner acknowledge that lenders under the Credit Agreement and holders of the notes are expressly relying on the separateness of Rural/Metro from its Subsidiaries, and agree that lenders under the Credit Agreement, holders of the notes and other creditors of Subsidiaries of Rural/Metro may rely on the agreements and waivers in this paragraph. The provisions of this paragraph are not binding on creditors of Rural/Metro other than the Note Trustee and the Holders and beneficial owners of notes, in their capacities as such.

Legal Defeasance and Covenant Defeasance

Rural/Metro may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that Rural/Metro shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) Rural/Metro’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Note Trustee and Rural/Metro’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Discount Indenture.

In addition, Rural/Metro may, at its option and at any time, elect to have its obligations released with respect to certain covenants, including all those set forth under “—Certain Covenants,” that are described in the Discount Indenture (“Covenant Defeasance”) and thereafter any omission or failure to comply, with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes. Rural/Metro may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise Legal Defeasance or Covenant Defeasance:

(1) Rural/Metro must irrevocably deposit with the Note Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by Rural/Metro, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, Rural/Metro shall have delivered to the Note Trustee an opinion of counsel in the United States reasonably acceptable to the Note Trustee confirming that (A) Rural/Metro has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Discount Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Rural/Metro shall have delivered to the Note Trustee an opinion of counsel in the United States reasonably acceptable to the Note Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit described in clause (1) above and ending on the 91st day after the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Discount Indenture or any other material agreement or instrument to which Rural/Metro or any of its Subsidiaries is a party or by which Rural/Metro or any of its Subsidiaries is bound (other than any such breach or violation or default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Note Trustee and/or the Holders);

(6) Rural/Metro shall have delivered to the Note Trustee an officers’ certificate stating that the deposit was not made by Rural/Metro with the intent of preferring the Holders over any other creditors of Rural/Metro or with the intent of defeating, hindering delaying or defrauding any other creditors of Rural/Metro or others;

(7) Rural/Metro shall have delivered to the Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) certain other customary conditions precedent are satisfied.

If the funds deposited with the Note Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then Rural/Metro’s obligations under the Discount Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Discount Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Discount Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Rural/Metro and thereafter repaid to Rural/Metro or discharged from such trust) have been delivered to the Note Trustee for cancellation or (b) all notes not theretofore delivered to the Note Trustee for cancellation have become due and payable or within one year will become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and Rural/Metro has irrevocably deposited or caused to be deposited with the Note Trustee funds in an amount in cash in U.S. dollars, non-callable U.S. government obligations, or combination thereof, sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Note Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Rural/Metro directing the Note Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Rural/Metro has paid all other sums payable under the Discount Indenture; and

(3) Rural/Metro has delivered to the Note Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Discount Indenture relating to the satisfaction and discharge of the Discount Indenture have been complied with.

Modification of the Discount Indenture

From time to time, Rural/Metro and the Note Trustee, without the consent of the Holders, may amend the Discount Indenture for certain specified purposes, including curing ambiguities, omissions, defects or inconsistencies. In formulating its opinion on such matters, the Note Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Discount Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Discount Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount at maturity of notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal at maturity of or change or have the effect of changing the fixed maturity of any notes, change the calculation of Accreted Value so as to reduce the Accreted Value at any time or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Discount Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of Rural/Metro to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

(7) modify or change any provision of the Discount Indenture in a manner which adversely affects the Holders.

Governing Law

The Discount Indenture provides that it and the notes will be governed by, and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Note Trustee

The Discount Indenture provides that, except during the continuance of an Event of Default, the Note Trustee will perform only such duties as are specifically set forth in the Discount Indenture. During the existence of an Event of Default, the Note Trustee will exercise such rights and powers vested in it by the Discount Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Discount Indenture and the provisions of the TIA contain certain limitations on the rights of the Note Trustee, should it become a creditor of Rural/Metro, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Note Trustee will be permitted to engage in other transactions; provided that if the Note Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Discount Indenture. Reference is made to the Discount Indenture for the full definition of all such terms, as well as any other terms used herein to which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of notes:

(1) if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
September 15, 2005	$573.38
March 15, 2006	$609.93
September 15, 2006	$648.82
March 15, 2007	$690.18
September 15, 2007	$734.18
March 15, 2008	$780.98
September 15, 2008	$830.77
March 15, 2009	$883.73
September 15, 2009	$940.07
March 15, 2010	$1,000.00

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the Specified Date falls on or after the Full Accretion Date, the Accreted Value will equal $1,000.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or at the time it merges or consolidates with Rural/Metro or any of the Restricted Subsidiaries or Indebtedness assumed by Rural/Metro or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Additional Notes” has the meaning set forth under “—Principal, Maturity and Interest.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by Rural/Metro or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into Rural/Metro or any Restricted Subsidiary, or (2) the acquisition by Rural/Metro or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which assets are used or useful in a Permitted Business, other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Discount Indenture) for value by Rural/Metro or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Rural/Metro or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property or assets of Rural/Metro or any Restricted Subsidiary; provided, however, that Asset Sales shall not include:

(1) a transaction or series of related transactions for which Rural/Metro or the Restricted Subsidiaries receive aggregate consideration or which has a Fair Market Value of less than $2.0 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Rural/Metro as permitted by the covenant described under “—Certain Covenants—Merger. Consolidation and Sale of Assets” or any transaction that constitutes a Change of Control;

(3) any Restricted Payment made in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(4) the designation of a Restricted Subsidiary made in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries”;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale of obsolete or worn out equipment or any other property (including inventory or equipment) that, in the reasonable judgment of Rural/Metro, is obsolete or worn out and is no longer useful in the conduct of the business of Rural/Metro and its Restricted Subsidiaries;

(7) Permitted Liens; or

(8) the sale of inventory and products in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the greater of

(1) the fair value of the property subject to such arrangement; and

(2) the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means, as to any Person, the board of directors of such Person or any duty authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Note Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Stock” means

(1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents (however designated and whether or not voting) representing interests in corporate stock, including each class of Common Stock and Preferred Stock of such Person and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 35% or more of the voting power of the total outstanding Voting Stock of Rural/Metro;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Rural/Metro (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Rural/Metro was approved by a vote of the majority of the directors of Rural/Metro then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Rural/Metro;

(3) all or substantially all of the assets of Rural/Metro and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or (b) Rural/Metro consolidates or merges with or into another Person or any Person consolidates or merges with or into Rural/Metro, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Rural/Metro immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of Rural/Metro or the surviving or transferee Person;

(4) Rural/Metro shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of Rural/Metro; or

(5) Rural/Metro shall cease to directly or indirectly own 100% of the Capital Stock of Rural/Metro LLC.

“Change of Control Offer” has the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Discount Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to Rural/Metro, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not restricted by a contract, operation of law or otherwise at the date of determination:

(A) all income taxes paid or accrued in accordance with GAAP for such period:

(B) Consolidated Interest Expense, and

(C) Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income (other than (i) accruals of revenue in the ordinary course of business and (ii) reversals of prior accruals or reserves for non-cash items) for such period, all as determined on a consolidated basis for Rural/Metro and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of any Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of any Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness or issuance or redemption of Preferred Stock of any Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance or redemption of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior, to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of any Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act or certified as expected to occur within six months after such transaction in a Board Resolution of such Person) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such asset sate or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If any Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued and/or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state, foreign and local income tax rate of such Person, expressed as a decimal.

Furthermore, in calculating “Consolidated Fixed Charges”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation or duplication,

(A) any amortization of debt discount and amortization or write-off of deferred financing costs (other than the write-off of deferred financing charges as a result of the Refinancing and the amortization of deferred financing charges arising from the Refinancing),

(B) the net payments and receipts under Interest Swap Obligations,

(C) all capitalized interest,

(D) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(E) all other non-cash interest expense, and

(F) all interest payable with respect to discontinued operations;

(2) the interest component of Capitalized Lease Obligations and Attributable Indebtedness paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1) net gains and losses from asset sales;

(2) extraordinary or non-recurring gains, losses and charges (determined on an after-tax basis);

(3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise (other than restrictions applicable to Rural/Metro LLC and its Restricted Subsidiaries);

(4) the net income or loss of any Person, other than a Restricted Subsidiary, except, in the case of net income, to the extent of cash dividends or distributions paid to any Person or to its Restricted Subsidiaries by such Person or, in the case of a loss, to the extent such loss is required to be funded in cash;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(8) unrealized gains and losses with respect to Interest Swap Obligations;

(9) in the case of a successor to Rural/Metro by consolidation or merger or as a transferee of such Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(10) cumulative effect of any change in accounting principle, and

(11) any non-cash compensation arising from the award or exercise of stock options, stock awards or restricted stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, among Rural/Metro, Rural/Metro, LLC, the other guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and JP Morgan Chase Bank, NA, as syndication agent, and Citicorp North America, Inc., as administrative agent, together with the related documents thereto (including, without limitation, any notes, guarantees, collateral and security documents, Interest Swap Obligations and other instruments and agreements executed in connection therewith), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or other investors providing for revolving credit loans, term loans or letters of credit, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to 91 days after the final maturity date of the notes.

“DTC” means The Depository Trust Company.

“Equity Offering” has the meaning set forth under “—Repurchase at the Option of Holders—Optional Redemption.”

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Rural/Metro acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Rural/Metro.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“Holder” means any registered holder, from time to time, of any notes.

“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence on Additional Indebtedness and Issuance of Preferred Stock.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction:

(6) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clause (8) below;

(7) all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the indebtedness so secured;

(8) all indebtedness under Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Discount Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the avoidance of doubt, letters of credit issued pursuant to the dedicated letter of credit facility contained in the Credit Agreement shall constitute “Indebtedness” under this definition only as and when they are required, in accordance with GAAP, to be accounted for as indebtedness on the face of Rural/Metro’s balance sheet.

“Independent Financial Advisor” means a firm

(1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in or control relationship with Rural/Metro; and

(2) which, in the judgment of the Board of Directors of Rural/Metro, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means, collectively, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

“Interest Swap Obligations” means the obligations of Rural/Metro and the Restricted Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, Rural/Metro or any Restricted Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by Rural/Metro and the Restricted Subsidiaries in the ordinary course of business. If Rural/Metro or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that, after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, Rural/Metro shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Issue Date” means March 4, 2005, the date of initial issuance of the notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” has the meaning set forth in the definition of Cash Equivalents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by Rural/Metro or any of the Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayments of Indebtedness secured by a Lien permitted by the Discount Indenture on the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale;

(4) appropriate amounts to be determined by Rural/Metro or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Rural/Metro or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(5) any portion of the purchase price from an Asset Sale in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to Rural/Metro or any Restricted Subsidiary; and

(6) all distributions and other payments required to be made to minority interest holders or joint venture partners in Restricted Subsidiaries.

“Net Proceeds Offer” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Obligations” means all obligations for principal, premium, interests, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offerings” has the meaning set forth under “—Principal, Maturity and Interest.”

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Note Trustee. The counsel may be an employee of or counsel to Rural/Metro or the Note Trustee.

“Pari Passu Debt” means any Indebtedness of Rural/Metro that ranks pari passu in right of payment with the notes.

“Payment Blockage Notice” has the meaning set forth under “—Subordination.”

“payment default” has the meaning set forth under “—Events of Default.”

“Permitted Business” has the meaning set forth under “—Certain Covenants—Conduct of Business.”

“Permitted Indebtedness” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1) Investments by Rural/Metro or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into Rural/Metro or a Restricted Subsidiary;

(2) Investments in Rural/Metro by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Rural/Metro’s obligations under the notes and the Discount indenture;

(3) Investments in Permitted Joint Ventures in an aggregate amount not to exceed the greater of (x) $10.0 million and (y) 5% of Rural/Metro’s Total Assets;

(4) Investments in cash and Cash Equivalents;

(5) loans and advances to employees and officers of Rural/Metro and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate of $1.0 million at any one time outstanding;

(6) Interest Swap Obligations entered into in the ordinary course of Rural/Metro’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Discount Indenture;

(7) Investments represented by accounts receivable created or acquired in the ordinary course of business;

(8) Investments existing on the Issue Date;

(9) Investments in the Senior Subordinated Notes and notes otherwise permitted under the Discount Indenture;

(10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(11) Investments made by Rural/Metro or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sates” or upon a disposition of assets not constituting an Asset Sale;

(12) guarantees otherwise permitted under the Discount Indenture;

(13) Investments acquired in exchange for the Qualified Capital Stock of a Restricted Subsidiary or Capital Stock of Rural/Metro; and

(14) additional Investments not to exceed $10.0 million at any one time outstanding.

“Permitted Joint Venture” means any joint venture or other business enterprise entered into between Rural/Metro or a Restricted Subsidiary and a county, city, municipality, fire district, other governmental entity (or agency thereof) or health services provider for the purpose of engaging in a Permitted Business and approved by a majority of the disinterested members of the Board of Directors of Rural/Metro.

“Permitted Liens” means the following types of Liens:

(1) Liens securing the Credit Agreement or any other Credit Facility;

(2) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which Rural/Metro or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(3) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of Rural/Metro or any of the Restricted Subsidiaries;

(7) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit or letters of credit permitted under clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Rural/Metro or any of the Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations to the extent such Interest Swap Obligations are otherwise permitted to be incurred under the Discount Indenture;

(12) Liens securing Purchase Money Indebtedness permitted pursuant to clause (6) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Rural/Metro or any Restricted Subsidiary other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(13) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that

(A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Rural/Metro or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Rural/Metro or a Restricted Subsidiary; and

(B) such Liens do not extend to or cover any property or assets of Rural/Metro or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Rural/Metro or a Restricted Subsidiary;

(14) Liens constituting licenses not otherwise prohibited under the terms of the Discount Indenture;

(15) Liens arising under the Discount Indenture in favor of the Note Trustee for the benefit of the Holders;

(16) Liens existing on the Issue Date;

(17) Liens in favor of Rural/Metro or a Restricted Subsidiary; and

(18) additional Liens not to exceed $2.0 million at any one time outstanding.

“Person” means an individual, partnership, limited liability company, corporation. unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of Rural/Metro or any Restricted Subsidiary incurred in the normal course of business for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Referent Subsidiary” has the meaning set forth in the definition of Investment.

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defense or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by Rural/Metro or any Restricted Subsidiary of Indebtedness (x) entitled to be incurred pursuant to the first paragraph of the covenant described under “—Certain

Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” or (y) incurred pursuant to clause (1) or (3) of the second paragraph of such covenant, in each case that does not:

(1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (except to the extent of the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees and expenses incurred by Rural/Metro in connection with such Refinancing); or

(2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of Rural/Metro, then such Refinancing Indebtedness shall be Indebtedness solely of Rural/Metro and (y) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date among Rural/Metro and the Initial Purchasers or any similar agreement entered into from time to time relating to any Additional notes.

“Replacement Assets” means tangible or intangible assets and property (including improvements thereto) that will be used in a Permitted Business (including, without limitation, the Capital Stock of a Person which becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Rural/Metro or a Restricted Subsidiary from any Person other than Rural/Metro or an Affiliate of Rural/Metro).

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of a Person that has not been designated by the Board of Directors of such Person, by a Board Resolution of such Person delivered to the Note Trustee.

“Revocation” has the meaning set forth under “—Certain Covenants Limitation on Designations of Unrestricted Subsidiaries.”

“Rural/Metro LLC” shall mean Rural/Metro Operating Company, LLC, a Delaware limited liability company.

“S&P” has the meaning set forth in the definition of Cash Equivalents.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Rural/Metro or a Restricted Subsidiary of any property, whether owned by Rural/Metro or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Rural/Metro or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Senior Subordinated Notes” means the 9.875% Senior Subordinated Notes due 2015 issued by Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc. pursuant to the Senior Subordinated Discount Indenture.

“Senior Subordinated Indenture” means the indenture, dated March 4, 2005 by and among Rural/Metro LLC, Rural/Metro (Delaware) Inc., Rural/Metro, the other guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the Senior Subordinated Notes.

“Subsidiary,” with respect to any Person, means

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Transaction Date” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Total Assets” means the total consolidated assets of Rural/Metro and its Restricted Subsidiaries, as shown on the most recent balance sheet of Rural/Metro.

“Unrestricted Subsidiary” of any Person means

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries”; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of Rural/Metro means any Restricted Subsidiary of which all the outstanding Voting Stock are owned by Rural/Metro or any other Wholly Owned Restricted Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the U.S. Treasury regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

Consequences of Tendering Old Notes

The exchange of your old notes for registered notes in the exchange offer will have no U.S. federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your old notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus in connection with any resales of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale. In addition, until                     , 2005, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account this registered offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer and any broker or dealer that participates in a distribution of the registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such a resale of the registered notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers, and will indemnify holders of the old notes (including any broker-dealers), against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP has passed upon the validity of the registered notes on our behalf.

EXPERTS

The financial statements incorporated in this prospectus by reference to Rural/Metro Corporation’s Current Report on Form 8-K dated October 27, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Rural/Metro Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered hereby, but only under circumstances and in jurisdiction where it is lawful to do so. The information contained in this prospectus is current only as of its date. Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

$93,500,000

Rural/Metro Corporation

Offer to Exchange all Outstanding

$93,500,000 principal amount due at maturity of 12.75% Senior Discount Notes due 2016 for

$93,500,000 principal amount due at maturity of 12.75% Senior Discount Notes Due 2016 registered under the

Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under specific circumstances and subject to specific limitations. Rural/Metro’s certificate of incorporation, as amended, and restated bylaws provide that Rural/Metro shall indemnify its directors and officers to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Rural/Metro has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections. The indemnity agreements provide that directors will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in any action or proceeding as directors or executive officers of Rural/Metro, including any action on account of their services as executive officers or directors of any other company or enterprise when they are serving in such capacities at the request of Rural/Metro, and including any action by or in the right of Rural/Metro. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party. Rural/Metro must pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee no later than 10 days after receipt of an undertaking by or on behalf of the indemnitee, to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Rural/Metro. The indemnity agreements also provide the indemnitee with remedies in the event that Rural/Metro does not fulfill its obligations under the indemnity agreements.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Rural/Metro’s restated certificate of incorporation provides for that limitation of liability.

Policies of insurance are maintained by Rural/Metro under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.		Description of Exhibit
2		Plan and Agreement of Merger and Reorganization, dated as of April 26, 1993. (1)

3.1	(a)	Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995; as amended by the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Secretary of State of Delaware on August 23, 1995; as amended by the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware on September 26, 2002; as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003; as amended by that Certificate of Amendment filed with the Secretary of State of Delaware on June 15, 2004. (14)

3.1	(b)	Rights Agreement, dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent. (4)

3.1	(c)	Amendment No. 1, dated as of October 30, 2002 to the Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent. (11)

3.1	(d)	Amendment No. 2, dated as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Registrant and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent. (12)

3.2		Amended and Restated Bylaws of the Registrant. (1)

4.1		Specimen Certificate representing shares of Common Stock, par value $.01 per share. (1)

4.2		Indenture, dated as of March 4, 2005 between the Registrant and Wells Fargo Bank, National Association as trustee. (15)

4.3		Indenture, dated as of March 4, 2005 among Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc., as issuers, the Registrant as a guarantor, the other guarantors named therein and Wells Fargo Bank, National Association, as trustee. (15)

4.5		Registration Rights Agreement, dated as of September 30, 2002 by and among the Registrant, Special Value Bond Fund II, LLC, GE Capital CFE, Inc., Continental Casualty Company, Cerberus Partners, L.P., Pamco Cayman Ltd., and Pam Capital Funding LP. (10)

4.5	(a)	Amendment, dated as of September 26, 2003 to the Registration Rights Agreement dated as of September 30, 2002, by and among the Registrant, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP. (12)

4.6		Registration Rights Agreement, dated as of March 4, 2005 among the Registrant and the initial purchasers parties thereto. (15)

4.7		Registration Rights Agreement, dated as of March 4, 2005 among Rural/Metro Operating Company, LLC, Rural/Metro (Delaware) Inc., the Registrant as a guarantor, the other guarantors named therein and the initial purchasers parties thereto. (15)

5.1		Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities. **

10.1		1989 Employee Stock Option Plan of Registrant, adopted August 10, 1989, as amended. (1) +

10.2		Third Amendment to the 1989 Employee Stock Option Plan of Registrant, dated February 4, 1994. (2) +

Exhibit No.	Description of Exhibit
10.3	Fourth Amendment to 1989 Employee Stock Option Plan, dated August 25, 1994. (3) +

10.4	Form of Stock Option Agreement pursuant to 1989 Employee Stock Option Plan of Registrant. (1) +

10.5	Amended and Restated 1992 Stock Option Plan of Registrant, amended through October 15, 1998. (6) +

10.6	Forms of Stock Option Agreements pursuant to the Amended and Restated 1992 Stock Option Plan of Registrant. (6)

10.7	2000 Non-Qualified Stock Option Plan, adopted August 11, 2000. (7)

10.8	Forms of Conditional Stock Grant and Repurchase Agreements by and between Registrant and each of its executive officers and directors, dated May 14, 1993, November 1, 1994, and December 1, 1997. (1)

10.9	Form of Change of Control Agreement by and between the Registrant and the following executive officers: (i) Jack E. Brucker, dated April 25, 2002 and (ii) Michael S. Zariello, effective June 2, 2004. (11) +

10.10	Employment Agreement by and between the Registrant and Jack E. Brucker, effective January 1, 2005. (14) +

10.11	Employment Agreement by and between the Registrant and Michael S. Zarriello, effective June 2, 2004. (13) +

10.12	Employment Agreement by and between the Registrant and Kristine B. Ponczak, effective March 21, 2005. (16) +

10.13	Employment Agreement by and between the Registrant and Barry D. Landon, effective March 21, 2005. (10) +

10.14	Form of Indemnity Agreement by and between Registrant and each of its officers and directors, dated in April, May, August and November 1993, as of October 13, 1994, and as of September 25, 1998. (1) +

10.15	Amended and Restated Employee Stock Ownership Plan and Trust of the Registrant, effective July 1, 1997. (6) +

10.16	Retirement Savings Value Plan 401(k) of Registrant, as amended, dated July 1, 1990. (1) +

10.17	Master Lease Agreement by and between Plazamerica, Inc. and the Registrant, dated January 30, 1990. (1)

10.18	Employee Stock Purchase Plan, as amended through November 20, 1997. (8) +

10.19	Loan and Security Agreement by and among the CIT Group/Equipment Financing, Inc. and the Registrant, together with its subsidiaries, dated December 28, 1994, and related Promissory Note and Guaranty Agreement. (3)

10.20	Form of Loan and Security Agreement by and among Registrant and CIT Group/Equipment Financing, Inc. first dated February 25, 1998 and related form of Guaranty and Schedule of Indebtedness and Collateral. (5)

10.21	Credit Agreement, dated as of March 4, 2005, among Rural/Metro Operating Company, LLC, as borrower; the lenders party thereto; Citibank, N.A., as LC facility issuing bank; Citicorp North America, Inc., as administrative agent for the lenders; JPMorgan Chase Bank, N.A. as syndication agent; and Citigroup Global Markets inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint lead bookrunners. (15)

10.22	Stock Purchase Agreement for the sale of Argentine and related Latin American subsidiaries, effective as of September 27, 2002. (9)
10.23	Stock Purchase Agreement for the sale of our Bolivian subsidiaries, effective as of September 27, 2002. (9)

Exhibit No.	Description of Exhibit

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges.*

21	Subsidiaries of Registrant. (17)

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).**

24.1	Powers of Attorney (included in the signature pages).*

25.1	Statement of Eligibility of Trustee on Form T-1.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers.*

99.4	Form of Letter to Clients.*

*	Filed herewith.
**	To be filed by amendment
+	Management contracts or compensatory plan or arrangement.
(1)	Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-63448) filed May 27, 1993 and declared effective July 15, 1993.
(2)	Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-76458) filed March 15, 1994 and declared effective May 5, 1994.
(3)	Incorporated by reference to the Registrant’s Form 10-Q Quarterly Report filed with the Commission on or about May 12, 1995.
(4)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on or about August 28, 1995.
(5)	Incorporated by reference to the Registrant’s Form 10-K filed with the Commission on or about September 29, 1998.
(6)	Incorporated by reference to the Registrant’s Form 10-Q Quarterly Report filed with the Commission on or about November 10, 1998.
(7)	Incorporated by reference to the Registrant’s Form S-8 Registration Statement filed with the Commission on October 31, 2000.
(8)	Incorporated by reference to the Registrant’s Form S-8 Registration Statement filed with the Commission on May 22, 2001.
(9)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 15, 2002.
(10)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 16, 2002.
(11)	Incorporated by reference to the Registrant’s Form 10-Q filed with the Commission on February 14, 2003.
(12)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 3, 2003.
(13)	Incorporated by reference to the Registrant’s Form 10-K Annual Report for the year ended June 30, 2004 filed with the Commission on September 28, 2004.
(14)	Incorporated by reference to the Registrant’s Form 10-Q filed with the Commission on February 14, 2005.
(15)	Incorporated by reference to the Registrant’s Form 8-K/A Current Report filed with the Commission on March 11, 2005.
(16)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on March 25, 2005.
(17)	Incorporated by reference to the Registrant’s Form 10-K Annual Report for the year ended June 30, 2005 filed with the Commission on September 28, 2005.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake:

(1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on October 28, 2005.

RURAL/METRO CORPORATION

By:	/s/ JACK E. BRUCKER
Jack E. Brucker President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack E. Brucker and Michael S. Zarriello, and each of them acting individually, as his true and lawful attorney-in-fact and agent, each with full power of substitution for him in any and all capacities, to execute one or more Registration Statements on For S-4 under the Securities Act of 1933, as amended, or on such other form as such attorney-in fact, either of them, may deem necessary or desirable and any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ COR J. CLEMENT Cor J. Clement	Chairman of the Board of Directors	October 28, 2005

/s/ LOUIS G. JEKEL Louis G. Jekel	Vice Chairman of the Board of Directors	October 28, 2005

/s/ JACK E. BRUCKER Jack E. Brucker	President, Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2005

/s/ MICHAEL S. ZARRIELLO Michael S. Zarriello	Senior Vice President, Secretary and Chief Financial Officer (Principal Financial Officer)	October 28, 2005

/s/ MATTHEW J. MAJOROS Matthew J. Majoros	Managing Director of Finance and Accounting and Corporate Controller (Principal Accounting Officer)	October 28, 2005

/s/ MARY ANNE CARPENTER Mary Anne Carpenter	Director	October 28, 2005

/s/ WILLIAM C. TURNER William C. Turner	Director	October 28, 2005

Signature	Title	Date
/s/ HENRY G. WALKER Henry G. Walker	Director	October 28, 2005

/s/ ROBERT E. WILSON Robert E. Wilson	Director	October 28, 2005

/S/ CONRAD A. CONRAD Conrad A. Conrad	Director	October 28, 2005

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
2		Plan and Agreement of Merger and Reorganization, dated as of April 26, 1993. (1)

3.1	(a)	Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995; as amended by the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Secretary of State of Delaware on August 23, 1995; as amended by the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware on September 26, 2002; as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003; as amended by that Certificate of Amendment filed with the Secretary of State of Delaware on June 15, 2004. (14)

3.1	(b)	Rights Agreement dated, as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent. (4)

3.1	(c)	Amendment No. 1 dated, as of October 30, 2002 to the Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent. (11)

3.1	(d)	Amendment No. 2 dated, as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Registrant and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent. (12)

3.2		Amended and Restated Bylaws of the Registrant. (1)

4.1		Specimen Certificate representing shares of Common Stock, par value $.01 per share. (1)

4.2		Indenture, dated as of March 4, 2005 between the Registrant and Wells Fargo Bank, National Association, as trustee. (15)

4.3		Indenture, dated as of March 4, 2005 among Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc., as issuers, the Registrant as a guarantor, the other guarantors named therein and Wells Fargo Bank, National Association, as trustee. (15)

4.5		Registration Rights Agreement, dated as of September 30, 2002 by and among the Registrant, Special Value Bond Fund II, LLC, GE Capital CFE, Inc., Continental Casualty Company, Cerberus Partners, L.P., Pamco Cayman Ltd., and Pam Capital Funding LP. (10)

4.5	(a)	Amendment, dated as of September 26, 2003 to the Registration Rights Agreement dated as of September 30, 2002, by and among the Registrant, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP. (12)

4.6		Registration Rights Agreement, dated as of March 4, 2005 among the Registrant and the initial purchasers parties thereto. (15)

4.7		Registration Rights Agreement, dated as of March 4, 2005 among Rural/Metro Operating Company, LLC, Rural/Metro (Delaware) Inc., the Registrant as a guarantor, the other guarantors named therein and the initial purchasers parties thereto. (15)

5.1		Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities. **

10.1		1989 Employee Stock Option Plan of Registrant, adopted August 10, 1989, as amended. (1) +

10.2		Third Amendment to the 1989 Employee Stock Option Plan of Registrant, dated February 4, 1994. (2) +

10.3		Fourth Amendment to 1989 Employee Stock Option Plan, dated August 25, 1994. (3) +

10.4		Form of Stock Option Agreement pursuant to 1989 Employee Stock Option Plan of Registrant. (1) +

Exhibit No.	Description of Exhibit
10.5	Amended and Restated 1992 Stock Option Plan of Registrant, amended through October 15, 1998. (6) +

10.6	Forms of Stock Option Agreements pursuant to the Amended and Restated 1992 Stock Option Plan of Registrant. (6)

10.7	2000 Non-Qualified Stock Option Plan, adopted August 11, 2000. (7)

10.8	Forms of Conditional Stock Grant and Repurchase Agreements by and between Registrant and each of its executive officers and directors, dated May 14, 1993, November 1, 1994, and December 1, 1997. (1)

10.9	Form of Change of Control Agreement by and between the Registrant and the following executive officers: (i) Jack E. Brucker, dated April 25, 2002 and (ii) Michael S. Zariello, effective June 2, 2004. (11) +

10.10	Employment Agreement by and between the Registrant and Jack E. Brucker, effective January 1, 2005. (14) +

10.11	Employment Agreement by and between the Registrant and Michael S. Zarriello, effective June 2, 2004. (13) +

10.12	Employment Agreement by and between the Registrant and Kristine B. Ponczak, effective March 21, 2005. (16) +

10.13	Employment Agreement by and between the Registrant and Barry D. Landon, effective March 21, 2005. (10) +

10.14	Form of Indemnity Agreement by and between Registrant and each of its officers and directors, dated in April, May, August and November 1993, as of October 13, 1994, and as of September 25, 1998. (1) +

10.15	Amended and Restated Employee Stock Ownership Plan and Trust of the Registrant, effective July 1, 1997. (6) +

10.16	Retirement Savings Value Plan 401(k) of Registrant, as amended, dated July 1, 1990. (1) +

10.17	Master Lease Agreement by and between Plazamerica, Inc. and the Registrant, dated January 30, 1990. (1)

10.18	Employee Stock Purchase Plan, as amended through November 20, 1997. (8) +

10.19	Loan and Security Agreement by and among the CIT Group/Equipment Financing, Inc. and the Registrant, together with its subsidiaries, dated December 28, 1994, and related Promissory Note and Guaranty Agreement. (3)

10.20	Form of Loan and Security Agreement by and among Registrant and CIT Group/Equipment Financing, Inc. first dated February 25, 1998 and related form of Guaranty and Schedule of Indebtedness and Collateral. (5)

10.21	Credit Agreement, dated as of March 4, 2005, among Rural/Metro Operating Company, LLC, as borrower; the lenders party thereto; Citibank, N.A., as LC facility issuing bank; Citicorp North America, Inc., as administrative agent for the lenders; JPMorgan Chase Bank, N.A. as syndication agent; and Citigroup Global Markets inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint lead bookrunners. (15)

10.22	Stock Purchase Agreement for the sale of Argentine and related Latin American subsidiaries, effective as of September 27, 2002. (9)

10.23	Stock Purchase Agreement for the sale of our Bolivian subsidiaries, effective as of September 27, 2002. (9)

Exhibit No.	Description of Exhibit

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges.*

21	Subsidiaries of the Registrant. (17)

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).*

24.1	Powers of Attorney (included in the signature pages).*

25.1	Statement of Eligibility of Trustee on Form T-1.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letters to Brokers.*

99.4	Form of Letter to Clients.*

*	Filed herewith.
**	To be filed by amendment.
+	Management contracts or compensatory plan or arrangement.
(1)	Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-63448) filed May 27, 1993 and declared effective July 15, 1993.
(2)	Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-76458) filed March 15, 1994 and declared effective May 5, 1994.
(3)	Incorporated by reference to the Registrant’s Form 10-Q Quarterly Report filed with the Commission on or about May 12, 1995.
(4)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on or about August 28, 1995.
(5)	Incorporated by reference to the Registrant’s Form 10-K filed with the Commission on or about September 29, 1998.
(6)	Incorporated by reference to the Registrant’s Form 10-Q Quarterly Report filed with the Commission on or about November 10, 1998.
(7)	Incorporated by reference to the Registrant’s Form S-8 Registration Statement filed with the Commission on October 31, 2000.
(8)	Incorporated by reference to the Registrant’s Form S-8 Registration Statement filed with the Commission on May 22, 2001.
(9)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 15, 2002.
(10)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 16, 2002.
(11)	Incorporated by reference to the Registrant’s Form 10-Q filed with the Commission on February 14, 2003.
(12)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on October 3, 2003.
(13)	Incorporated by reference to the Registrant’s Form 10-K Annual Report for the year ended June 30, 2004 filed with the Commission on September 28, 2004.
(14)	Incorporated by reference to the Registrant’s Form 10-Q filed with the Commission on February 14, 2005.
(15)	Incorporated by reference to the Registrant’s Form 8-K/A Current Report filed with the Commission on March 11, 2005.
(16)	Incorporated by reference to the Registrant’s Form 8-K Current Report filed with the Commission on March 25, 2005.
(17)	Incorporated by reference to the Registrant’s Form 10-K Annual Report for the year ended June 30, 2005 filed with the Commission on September 28, 2005.